Our File No.	61719V-226843

May 2, 2017

Methanex Corporation
Suite 1800, 200 Burrard Street
Vancouver, B.C.
Canada V6C 3M1

Attention:       Board of Directors

Dear Sirs:

Re:           Methanex Corporation (the "Company")
                 Stock Option Plan 2017

We have acted as legal counsel for the Company in connection with the preparation of a registration statement on Form S-8 (the "Registration Statement") to be filed with the Securities and Exchange Commission (the "Commission") pursuant to the United States Securities Act of 1933, as amended (the "Act"). The Registration Statement relates to the registration of 3,000,000 common shares in the capital of the Company (the "Shares") reserved for issuance with respect to the exercise of stock options that have been granted or may be granted pursuant to and in accordance with the Company's Stock Option Plan 2017 (the "Plan"). The Company previously registered 5,250,000 common shares issuable pursuant to its Stock Option Plan 2006 under a registration statement filed with Commission on Form S-8 on April 3, 2007 (Registration No. 333-141833), and an additional 1,150,000 common shares issuable pursuant to its Stock Option Plan 2012 under a registration statement filed with Commission on Form S-8 on March 28, 2014 (Registration No. 333-194850). The Company's Stock Option Plan 2006 and the Company's Stock Option Plan 2012 have been superseded and replaced by the Plan, which operates as an amendment and restatement of the Company's previous stock option plans.

In rendering the opinion set forth below, we have reviewed:

(a)       the Registration Statement and the exhibits thereto;

(b)       the Articles and Bylaws of the Company, as in effect as of the date hereof;

(c)       certain records of the Company's corporate proceedings as reflected in its minute book, including resolutions of the board of directors approving the Plan and various stock options granted pursuant to the Plan;

(d)       the Plan;

(e)       an officer's certificate (the "Officer's Certificate") signed by Kevin Price in his capacity as the Company's General Counsel and Corporate Secretary; and

(f)       such other documents as we have deemed relevant.

Subject to the foregoing and the assumptions, limitations and qualifications set forth in this letter, it is our opinion that the Shares will be validly issued and fully paid and non-assessable common shares in the capital of the Company when issued and sold pursuant to grants of stock options and other awards made pursuant to the Plan, provided that:

(a)       such stock options and awards are granted in accordance with the terms and conditions of the Plan; and

(b)       the persons receiving any stock options or other awards under the Plan perform their obligations to the Company in accordance with the terms and conditions of the Plan and any agreement evidencing the grant of the stock options or other awards, including the payment of the required exercise price with respect to stock options, or the payment of the required purchase price or the performance of the required services with respect to other awards.

Our opinion expressed herein is subject in all respects to the following assumptions, limitations and qualifications:

(a)       The foregoing opinion is limited to the laws of Canada, including all applicable provisions of the Canada Business Corporations Act (the "Federal Statutes"). We have not considered, and have not expressed any opinion with regard to, or as to the effect of, any other law, rule or regulation, state or federal, applicable to the Company. In particular, we express no opinion as to United States federal securities laws.

(b)       We have assumed (i) the genuineness of all signatures on documents examined by us, (ii) the legal capacity of the officers of the Company, (iii) the authenticity of all documents submitted to us as originals, (iv) the conformity to authentic originals of all documents submitted to us as certified, conformed, photostatic or other copies, and (v) that the documents, in the forms submitted to us for our review, have not been and will not be altered or amended in any respect.

(c)       We have assumed that (i) each stock option or other award granted or to be granted pursuant to the Plan has been or will be duly authorized by the board of directors of the Company in accordance with the Articles and Bylaws of the Company, the Federal Statutes and the Plan, and (ii) each agreement governing a stock option or other award under the Plan has been or will be duly executed by each party thereto and constitutes or will constitute the legal, valid and binding obligations of the parties thereto, and that such agreements are or will be enforceable against each of the parties thereto in accordance with their respective terms.

(d)       We have assumed that each of the statements made and certified in the Officer's Certificate was true and correct when made, has at no time since being made and certified become untrue or incorrect and remains true and correct on the date hereof.

(e)       The opinion expressed in this letter is rendered as of the date hereof and is based on our understandings and assumptions as to present facts and on the application of the laws of Canada as the same exists on the date hereof. We assume no obligation to update or supplement this opinion letter after the date hereof with respect to any facts or circumstances that may hereafter come to our attention or to reflect any changes in the facts or law that may hereafter occur or take effect.

(f)       We have assumed that at the time the Company is or becomes obligated to issue any Shares upon exercise of stock options or awards granted pursuant to the Plan, the Company (i) will have adequate authorized and unissued Shares to fulfill such obligations, and (ii) will be in good standing with Corporations Canada.

(g)       We have assumed the absence of fraud in any transaction pursuant to which Shares have been or may be issued pursuant to any option or other award under the Plan, and that the consideration authorized by the board of directors for the Shares will have been received by the Company prior to their issuance.

We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to the use of our name wherever appearing in the Registration Statement, including the Prospectus constituting a part thereof, and in any amendment thereto.

Yours truly,

"McMillan LLP"

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